Exhibit 99.1

For Immediate Release

Phibro Animal Health Corporation Reports Third Quarter and Year-to-Date Results

TEANECK, N.J., May 3, 2023 (Business Wire) – Phibro Animal Health Corporation (Nasdaq: PAHC) (“Phibro” or the “Company”) today announced financial results for its third quarter and year-to-date ended March 31, 2023.

Highlights for the three months ended March 31, 2023 (compared to the three months ended March 31, 2022)

-Net sales of $245.7 million, an increase of $6.1 million, or 3%
-Net income of $10.0 million, a decrease of $7.6 million, or 43%
-Diluted EPS of $0.25, a decrease of $0.19, or 43%
-Adjusted EBITDA of $27.4 million, a decrease of $0.6 million, or 2%
-Adjusted net income of $11.6 million, a decrease of $1.7 million, or 13%
-Adjusted diluted EPS of $0.29, a decrease of $0.04, or 13%

Highlights for the nine months ended March 31, 2023 (compared to the nine months ended March 31, 2022)

-Net sales of $722.8 million, an increase of $35.8 million, or 5%
-Net income of $21.1 million, a decrease of $20.6 million, or 49%
-Diluted EPS of $0.52, a decrease of $0.51, or 49%
-Adjusted EBITDA of $80.4 million, an increase of $0.9 million, or 1%
-Adjusted net income of $33.8 million, a decrease of $4.9 million, or 13%
-Adjusted diluted EPS of $0.83, a decrease of $0.13, or 13%

COMMENTARY

Jack Bendheim, Phibro’s Chairman, President, and Chief Executive Officer, commented, “Despite the challenging market and economic conditions, our Animal Health segment has achieved a remarkable 10% increase in net sales compared to last year. This growth has been well balanced across our three Animal Health product categories. I am especially pleased with our vaccine growth in Latin America. We recently opened a new autogenous vaccine facility in Brazil and launched new commercial poultry vaccines in the region. I am confident that it’s still early days relative to our potential sales of vaccines in this region. We are, unfortunately, seeing some signs of recessionary pressure in our Mineral Nutrition segment, as our customers are seeking to reduce purchases and lower inventories. We will be taking steps over the next few months to make sure our inventory is better balanced to the needs of our customers.”

QUARTERLY RESULTS

Net sales

Net sales of $245.7 million for the three months ended March 31, 2023, increased $6.1 million, or 3%, as compared to the three months ended March 31, 2022. Animal Health increased $15.8 million. Mineral Nutrition and Performance Products decreased $6.1 million and $3.7 million, respectively.

Animal Health

Net sales of $164.4 million for the three months ended March 31, 2023, increased $15.8 million, or 11%. Net sales of MFAs and other increased $8.9 million, or 11%, due to increased demand for our MFAs in the U.S., Latin America and Canada and for our processing aids used in the ethanol fermentation industry. Net sales of nutritional specialty products increased $3.6 million, or 9%, due mostly to higher domestic demand and higher average selling prices for dairy products, along with growth in the companion animal product. Net sales of vaccines increased $3.3 million, or 15%, due to an increase in domestic and international demand, along with new product launches in Latin America.

Mineral Nutrition

Net sales of $62.9 million for the three months ended March 31, 2023, decreased $6.1 million, or 9%, driven by a decrease in demand for trace minerals as customers reduced purchases with the higher costs of capital, partially offset by higher average selling prices. The increase in average selling prices is correlated to the movement of the underlying raw material costs.

Performance Products

Net sales of $18.3 million for the three months ended March 31, 2023, decreased $3.7 million, or 17%, driven by decreased demand for both personal care product ingredients and copper-related products, partially offset by higher average selling prices for these products.

Gross profit

Gross profit of $75.5 million for the three months ended March 31, 2023, increased $3.9 million, or 5%, as compared to the three months ended March 31, 2022. Gross margin increased 80 basis points to 30.7% of net sales for the three months ended March 31, 2023, as compared to 29.9% for the three months ended March 31, 2022, due to higher product demand and favorable product and geographical mix.

Animal Health gross profit increased $7.5 million, primarily driven by higher sales volumes and favorable production costs. Mineral Nutrition gross profit decreased $3.4 million, driven by lower sales volume and an increase in raw material costs. Performance Products gross profit decreased $0.2 million as a result of lower product demand and higher costs for raw materials.

Selling, general and administrative expenses

Selling, general and administrative expenses (“SG&A”) of $57.0 million for the three months ended March 31, 2023, increased $4.6 million, or 9%, as compared to the three months ended March 31, 2022. SG&A for the three months ended March 31, 2023, included $0.3 million of additional environmental remediation costs. SG&A for the three months ended March 31, 2022, included $0.3 million of acquisition-related transaction costs. Excluding these items, SG&A increased $4.5 million.

Animal Health SG&A increased $2.3 million, primarily due to an increase in employee-related costs. Mineral Nutrition SG&A was comparable to the prior year. Performance Products SG&A increased $0.3 million. Corporate costs increased by $1.8 million, driven by the planned increase in strategic investments.

Interest expense, net

Interest expense, net of $3.9 million for the three months ended March 31, 2023, increased by $0.9 million, as compared to the three months ended March 31, 2022, due to increased debt outstanding and higher floating interest rates on portions of debt outstanding, partially offset by increased interest income and a lower average fixed rate from our interest rate swap agreements.

Foreign currency gains, net

Foreign currency gains, net for the three months ended March 31, 2023, were $0.4 million, as compared to $10.6 million of net gains for the three months ended March 31, 2022. Prior period gains were driven by fluctuations in certain currencies relative to the U.S. dollar.

Provision for income taxes

The provision for income taxes was $5.1 million and $9.1 million for the three months ended March 31, 2023 and 2022, respectively. The effective income tax rate was 33.5% and 34.1% for the three months ended March 31, 2023 and 2022, respectively. The current provision for income taxes was impacted by the final foreign tax credit regulations that were in effect during the three months ended March 31, 2023, in addition to losses generated in international jurisdictions where no tax benefit is being recognized.

Net income

Net income of $10.0 million for the three months ended March 31, 2023, decreased $7.6 million, as compared to net income of $17.7 million for the three months ended March 31, 2022. Operating income decreased $0.6 million, driven by higher SG&A, partially offset by favorable gross profit. The increase in gross profit was due to higher product demand and higher average selling prices. Interest expense, net increased $0.9 million and foreign currency gains, net decreased $10.1 million. Income tax expense decreased by $4.1 million.

Adjusted EBITDA

Adjusted EBITDA of $27.4 million for the three months ended March 31, 2023, decreased $0.6 million, or 2%, as compared to the three months ended March 31, 2022. Animal Health Adjusted EBITDA increased $5.0 million due to gross profit from increased sales, partially offset by higher SG&A. Mineral Nutrition Adjusted EBITDA decreased $3.4 million, driven by lower gross profit. Performance Products Adjusted EBITDA decreased $0.5 million due to lower gross profit and higher SG&A. Corporate expenses increased $1.7 million, driven by increased strategic investments.

Adjusted provision for income taxes

The adjusted effective income tax rates for the three months ended March 31, 2023 and 2022, were 33.2% and 29.1%, respectively. The increase in our adjusted effective income tax rate was driven by changes in the final foreign tax credit regulations that went into effect on July 1, 2022, in addition to losses generated in international jurisdictions where no tax benefit is being recognized.

Adjusted Net Income

Adjusted net income of $11.6 million for the three months ended March 31, 2023, decreased $1.7 million, or 13%, as compared to the prior year. The decrease was driven by higher SG&A and a higher tax provision, offset by higher gross profit. The increase in gross profit resulted from higher sales, partially offset by higher raw material and production costs. SG&A expenses increased due to higher employee-related costs and a planned increase in strategic investments.

Adjusted diluted EPS

Adjusted diluted EPS was $0.29 for the quarter, a decrease of $0.04, or 13%, as compared to $0.33 in the prior year.

YEAR-TO-DATE RESULTS

Net sales

Net sales of $722.8 million for the nine months ended March 31, 2023, increased $35.8 million, or 5%, as compared to the nine months ended March 31, 2022. Animal Health sales increased by $42.6 million. Mineral Nutrition and Performance Products sales decreased $5.9 million and $0.8 million, respectively.

Animal Health

Net sales of $483.1 million for the nine months ended March 31, 2023, increased $42.6 million, or 10%. Net sales of MFAs and other increased $23.4 million, or 9%, due to higher demand for MFAs primarily in U.S., Latin America and Canada and for processing aids used in the ethanol fermentation industry. Net sales of nutritional specialty products increased $13.2 million, or 12%, driven by strong demand in dairy products and increased sales of our companion animal product. Net sales of vaccines increased $6.0 million, or 9%, due to increased domestic and international volumes.

Mineral Nutrition

Net sales of $184.2 million for the nine months ended March 31, 2023, decreased $5.9 million, or 3%, driven by a decrease in demand for trace minerals, partially offset by higher average selling prices. The increase in average selling prices is correlated to the movement of the underlying raw material costs.

Performance Products

Net sales of $55.5 million for the nine months ended March 31, 2023, decreased $0.8 million, or 1%, driven by decreased demand in personal care product ingredients and copper-related products, partially offset by higher average selling prices for these products.

Gross profit

Gross profit of $221.6 million for the nine months ended March 31, 2023, increased $14.6 million, or 7%, as compared to the nine months ended March 31, 2022. Gross margin increased 60 basis points to 30.7% of net sales for the nine months ended March 31, 2023, as compared to 30.1% for the nine months ended March 31, 2022.

Animal Health gross profit increased $16.4 million as a result of higher product demand, partially offset by higher raw material and logistics costs. Mineral Nutrition gross profit decreased $3.6 million, driven by lower sales volume and an increase in raw material costs. Performance Products gross profit increased $1.8 million due to higher sales, partially offset by higher raw material costs.

Selling, general and administrative expenses

SG&A of $173.5 million for the nine months ended March 31, 2023, increased $22.6 million, or 15%, as compared to the nine months ended March 31, 2022. SG&A for the nine months ended March 31, 2023, included $6.9 million of environmental remediation costs mostly related to the definitive settlement agreement related to the Omega Chemical Site. SG&A for the nine months ended March 31, 2022, included a $1.2 million gain on sale of investment and $0.3 million acquisition-related transaction costs. Excluding these items, SG&A increased $14.8 million, or 10%.

Animal Health SG&A increased $9.4 million primarily due to an increase in employee-related costs. Mineral Nutrition SG&A increased $0.3 million. Performance Products SG&A increased $1.1 million, mainly due to an increase in employee-related costs. Corporate expenses increased $4.0 million due to an increase in employee-related costs and strategic investments.

Interest expense, net

Interest expense, net of $10.8 million for the nine months ended March 31, 2023, increased $2.1 million, or 23%, as compared to the nine months ended March 31, 2022. Interest expense increased as a result of increased debt outstanding and higher floating interest rates on portions of debt outstanding, partially offset by increased interest income and a lower average fixed rate from our interest rate swap agreements.

Foreign currency (gains) losses, net

Foreign currency (gains) losses, net for the nine months ended March 31, 2023, amounted to net losses of $4.6 million, as compared to net gains of $12.6 million for the nine months ended March 31, 2022. Current period losses were driven by fluctuations in certain currencies relative to the U.S. dollar.

Provision for income taxes

The provision for income taxes was $11.5 million and $18.3 million for the nine months ended March 31, 2023 and 2022, respectively. The effective income tax rate was 35.3% and 30.5% for the nine months ended March 31, 2023 and 2022, respectively. The provision for income taxes for the nine months ended March 31, 2023, included a $0.9 million benefit related to exchange rate differences on intercompany dividends and a $0.2 million expense from changes in uncertain tax positions related to prior years. The effective income tax rate, without these items, would have been 37.5% for the nine months ended March 31, 2023. The provision for income taxes for the nine months ended March 31, 2022, included a $0.5 million expense for a change in deferred taxes, a $0.6 million expense from changes in uncertain tax positions related to prior years, and a $0.2 million benefit related to final regulations for the GILTI tax. The effective income tax rate, without these items, would have been 29.0% for the nine months ended March 31, 2022.

Net income

Net income of $21.1 million for the nine months ended March 31, 2023, decreased $20.6 million, as compared to net income of $41.7 million for the nine months ended March 31, 2022. Operating income decreased $8.0 million driven by higher SG&A, partially offset by higher gross profit. The increase in gross profit was driven by higher product demand in Animal Health, partially offset by higher raw material cost and production costs. SG&A expenses increased by $22.6 million due to environmental remediation costs, higher employee-related costs and strategic investments. The change in foreign currency (gains) losses resulted in a $4.6 million reduction in income before income taxes for the nine months ended March 31, 2023. Income tax expense decreased $6.7 million.

Adjusted EBITDA

Adjusted EBITDA of $80.4 million for the nine months ended March 31, 2023, increased $0.9 million, or 1%, as compared to the nine months ended March 31, 2022. Animal Health Adjusted EBITDA increased $7.7 million, resulting from higher sales and increased gross profit, partially offset by higher SG&A. Performance Products Adjusted EBITDA increased $0.7 million, driven by higher sales and gross profit, partially offset by an increase in SG&A. Mineral Nutrition Adjusted EBITDA decreased $3.8 million. Corporate expenses increased $3.8 million due to increased employee-related costs and strategic investments.

Adjusted provision for income taxes

The adjusted effective income tax rates for the nine months ended March 31, 2023 and 2022, were 34.3% and 27.0%, respectively. The increase in our adjusted effective income tax rate was driven by changes in the final foreign tax credit regulations that went into effect on July 1, 2022, in addition to losses generated in international jurisdictions where no tax benefit is being recognized.

Adjusted Net Income

Adjusted net income of $33.8 million for the nine months ended March 31, 2023, decreased $4.9 million, or 13%, as compared to the prior year. The decrease was driven by higher SG&A and a higher tax provision, partially offset by higher gross profit. The increase in gross profit resulted from higher sales, partially offset by higher raw material and production costs. SG&A expenses increased due to higher employee-related costs and a planned increase in strategic investments.

Adjusted diluted EPS

Adjusted diluted EPS was $0.83 for the nine months ended March 31, 2023, a decrease of $0.13, or 13%, as compared to $0.96 in the prior year.

BALANCE SHEET AND CASH FLOWS

●	Free cash flow was $(43) million(1) for the twelve months ended March 31, 2023
●	4.3x gross leverage ratio as of March 31, 2023
-$482 million total debt
-$112 million Adjusted EBITDA for the twelve months ended March 31, 2023
●	Liquidity of $192 million, consisting of $77 million of cash and short-term investments on hand and $115 million of available revolving credit (subject to leverage ratio limitations) as of March 31, 2023

(1)	Free cash flow equals cash flow from operating activities less capital expenditures for the trailing 12-months ended March 31, 2023, and excluded a $15 million purchase of property financed in part by a secured term loan during the quarter ended September 30, 2022, included within capital expenditures in the Consolidated Statements of Cash Flows, included in Item 1 of our most recent Quarterly Report on Form 10-Q.

The $(43) million in free cash flow for the twelve months ended March 31, 2023, is driven primarily by a $43 million increase in inventory over the same period, representing approximately one month of additional inventory on hand intended to mitigate the risk of supply chain disruptions impacting the Company’s ability to fulfill customer orders on a timely basis.

FISCAL YEAR 2023 FINANCIAL GUIDANCE

The Company reiterated guidance for the year ending June 30, 2023, as follows:

●	Net sales of $960 million - $1 billion
●	Net income of $34 - $38 million
●	Diluted EPS of $0.84 - $0.94
●	Adjusted EBITDA of $113 - $118 million
●	Adjusted net income of $49 - $53 million
●	Adjusted diluted EPS of $1.21 - $1.31
●	Adjusted effective tax rate of 33%

Guidance for GAAP measures assumes actual foreign exchange losses for the nine months ended March 31, 2023, and the Company’s projected foreign exchanges rates for the three months ending June 30, 2023.

WEBCAST & CONFERENCE CALL DETAILS

Phibro Animal Health Corporation will host a webcast and conference call during which the Company will review its financial results and respond to questions.

Date:	Thursday, May 4, 2023
Time:	9:00 AM Eastern
Location:	https://investors.pahc.com
U.S. Toll-Free:	+1 (888) 330-2022
International Toll:	+1 (365) 977-0051
Conference ID:	3927884

NOTE: To join this conference call, all participants will be required to provide the Conference ID number.

A replay of the webcast will be archived and made available on Phibro’s website.

DISCLOSURE NOTICES

Forward-Looking Statements: This communication contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical or current fact included in this report are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “aim,” “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “outlook,” “potential,” “project,” “projection,” “plan,” “intend,” “seek,” “may,” “could,” “would,” “will,” “should,” “can,” “can have,” “likely,” the negatives thereof and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. These statements are not guarantees of future performance or actions. If one or more of these risks or uncertainties materialize, or if management’s underlying assumptions prove to be incorrect, actual results may differ materially from those contemplated by a forward-looking statement. Forward-looking statements speak only as of the date on which they are made. Phibro expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. A further list and description of risks, uncertainties and other matters can be found in our Quarterly Report on Form 10-Q and Annual Report on Form 10-K, including in the sections thereof captioned “Forward-Looking Statements” and “Risk Factors.” These filings and subsequent filings are available online at www.sec.gov, www.pahc.com, or on request from Phibro.

Non-GAAP Financial Information: We use non-GAAP financial measures, such as adjusted EBITDA, adjusted net income, adjusted diluted EPS and free cash flow to assess and analyze our operational results and trends and to make financial and operational decisions. Management uses adjusted EBITDA as its primary operating measure. We report adjusted net income to portray the results of our operations prior to considering certain income statement elements. We believe these non-GAAP financial measures are also useful to investors because they provide greater transparency regarding our operating performance. The non-GAAP financial measures included in this communication should not be considered alternatives to measurements required by GAAP, such as net income, operating income and earnings per share, and should not be considered measures of liquidity. These non-GAAP financial measures are unlikely to be comparable with non-GAAP information provided by other companies. Reconciliation of non-GAAP financial measures and GAAP financial measures are included in the tables accompanying this communication and/or our Quarterly Report on Form 10-Q and Annual Report on Form 10-K.

We are not providing a reconciliation of forward-looking guidance of non-GAAP financial measures to the most directly comparable GAAP financial measures because of the uncertainty regarding, and the potential variability of, certain of the items required for a reconciliation; accordingly, a reconciliation of the non-GAAP financial measure to the corresponding GAAP financial measure is not available without unreasonable effort.

Internet Posting of Information: We routinely post information that may be important to investors in the “Investors” section of our website at www.pahc.com. We encourage investors and potential investors to consult our website regularly for important information about us.

Phibro Animal Health Corporation

Consolidated Results of Operations

	Three Months				Nine Months
For the Periods Ended March 31	2023	2022	Change		2023	2022	Change

	(in millions, except per share amounts and percentages)
Net sales	$245.7	$239.6	$6.1	3%	$722.8	$687.0	$35.8	5%
Cost of goods sold	170.1	168.0	2.1	1%	501.3	480.0	21.2	4%
Gross profit	75.5	71.6	3.9	5%	221.6	207.0	14.6	7%
Selling, general and administrative	57.0	52.4	4.6	9%	173.5	150.9	22.6	15%
Operating income	18.6	19.2	(0.6)	(3)%	48.1	56.1	(8.0)	(14)%
Interest expense, net	3.9	2.9	0.9	32%	10.8	8.8	2.1	23%
Foreign currency (gains) losses, net	(0.4)	(10.6)	10.1	*	4.6	(12.6)	17.3	*
Income before income taxes	15.1	26.8	(11.7)	(44)%	32.6	60.0	(27.3)	(46)%
Provision for income taxes	5.1	9.1	(4.1)	(45)%	11.5	18.3	(6.7)	(37)%
Net income	$10.0	$17.7	$(7.6)	(43)%	$21.1	$41.7	$(20.6)	(49)%

Net income per share - basic and diluted	$0.25	$0.44	$(0.19)	(43)%	$0.52	$1.03	$(0.51)	(49)%

Weighted average common shares outstanding
basic and diluted	40.5	40.5			40.5	40.5

Ratio to net sales
Gross profit	30.7%	29.9%			30.7%	30.1%
Selling, general and administrative	23.2%	21.9%			24.0%	22.0%
Operating income	7.6%	8.0%			6.7%	8.2%
Income before income taxes	6.1%	11.2%			4.5%	8.7%
Net income	4.1%	7.4%			2.9%	6.1%
Effective tax rate	33.5%	34.1%			35.3%	30.5%

Amounts and percentages may reflect rounding adjustments

*Calculation not meaningful

Phibro Animal Health Corporation

Segment Net Sales and Adjusted EBITDA

	Three Months				Nine Months
For the Periods Ended March 31	2023	2022	Change		2023	2022	Change

	(in millions, except percentages)
Net Sales
MFAs and other	$93.2	$84.3	$8.9	11%	$283.2	$259.8	$23.4	9%
Nutritional specialties	45.0	41.4	3.6	9%	127.9	114.7	13.2	12%
Vaccines	26.2	22.9	3.3	15%	72.0	66.0	6.0	9%
Animal Health	164.4	148.6	15.8	11%	483.1	440.5	42.6	10%
Mineral Nutrition	62.9	69.0	(6.1)	(9)%	184.2	190.1	(5.9)	(3)%
Performance Products	18.3	22.0	(3.7)	(17)%	55.5	56.4	(0.8)	(1)%
Total	$245.7	$239.6	$6.1	3%	$722.8	$687.0	$35.8	5%

Adjusted EBITDA
Animal Health	$34.2	$29.2	$5.0	17%	$98.2	$90.6	$7.7	8%
Mineral Nutrition	3.9	7.3	(3.4)	(47)%	13.6	17.4	(3.8)	(22)%
Performance Products	2.4	2.9	(0.5)	(16)%	7.1	6.3	0.7	12%
Corporate	(13.1)	(11.4)	(1.7)	15%	(38.5)	(34.7)	(3.8)	11%
Total	$27.4	$28.0	$(0.6)	(2)%	$80.4	$79.6	$0.9	1%

Ratio to segment net sales
Animal Health	20.8%	19.7%			20.3%	20.6%
Mineral Nutrition	6.1%	10.6%			7.4%	9.1%
Performance Products	13.2%	13.0%			12.7%	11.2%
Corporate (1)	(5.3)%	(4.8)%			(5.3)%	(5.1)%
Total (1)	11.1%	11.7%			11.1%	11.6%

Reconciliation of GAAP Net Income to Adjusted EBITDA
Net income	$10.0	$17.7	$(7.6)	(43)%	$21.1	$41.7	$(20.6)	(49)%
Interest expense, net	3.9	2.9	0.9	32%	10.8	8.8	2.1	23%
Provision for income taxes	5.1	9.1	(4.1)	(45)%	11.5	18.3	(6.7)	(37)%
Depreciation and amortization	8.5	8.4	0.0	1%	25.4	24.3	1.1	5%
EBITDA	27.5	38.2	(10.7)	(28)%	68.9	93.0	(24.1)	(26)%
Environmental remediation costs	0.3	—	0.3	*	6.9	—	6.9	*
Gain on sale of investment	—	—	—	*	—	(1.2)	1.2	*
Acquisition-related cost of goods sold	—	0.1	(0.1)	*	—	0.1	(0.1)	*
Acquisition-related transaction costs	—	0.3	(0.3)	*	—	0.3	(0.3)	*
Foreign currency (gains) losses, net	(0.4)	(10.6)	10.1	*	4.6	(12.6)	17.3	*
Adjusted EBITDA	$27.4	$28.0	$(0.6)	(2)%	$80.4	$79.6	$0.9	1%

Amounts and percentages may reflect rounding adjustments

* Calculation not meaningful

(1)	Reflects ratio to total net sales

Phibro Animal Health Corporation

Adjusted Net Income

	Three Months				Nine Months
For the Periods Ended March 31	2023	2022	Change		2023	2022	Change

	(in millions, except per share amounts and percentages)
Reconciliation of GAAP Net Income to Adjusted Net Income
Net income	$10.0	$17.7	$(7.6)	(43)%	$21.1	$41.7	$(20.6)	(49)%
Acquisition-related intangible amortization(1)	1.7	1.6	0.1	5%	5.0	4.5	0.5	12%
Acquisition-related intangible amortization(2)	0.8	0.7	0.1	16%	2.3	2.1	0.2	11%
Acquisition-related cost of goods sold(1)	—	0.1	(0.1)	*	—	0.1	(0.1)	*
Acquisition-related transaction costs(2)	—	0.3	(0.3)	*	—	0.3	(0.3)	*
Environmental remediation costs(2)	0.3	—	0.3	*	6.9	—	6.9	*
Gain on sale of investment(2)	—	—	—	*	—	(1.2)	1.2	*
Foreign currency (gains) losses, net(3)	(0.4)	(10.6)	10.1	*	4.6	(12.6)	17.3	*
Adjustments to income taxes(4)	(0.7)	3.7	(4.4)	*	(6.1)	4.0	(10.1)	*
Adjusted net income	$11.6	$13.4	$(1.7)	(13)%	$33.8	$38.7	$(4.9)	(13)%

Statement of Operations Line Items - adjusted
Adjusted cost of goods sold(1)	$168.5	$166.3	$2.1	1%	$496.3	$475.5	$20.8	4%
Adjusted gross profit	77.2	73.3	3.9	5%	226.5	211.5	15.0	7%
Adjusted selling, general and administrative(2)	55.9	51.5	4.4	9%	164.3	149.8	14.6	10%
Adjusted interest expense, net	3.9	2.9	0.9	32%	10.8	8.8	2.1	23%
Adjusted income before income taxes	17.4	18.9	(1.4)	(8)%	51.4	53.0	(1.6)	(3)%
Adjusted provision for income taxes(4)	5.8	5.5	0.3	5%	17.7	14.3	3.3	23%
Adjusted net income	$11.6	$13.4	$(1.7)	(13)%	$33.8	$38.7	$(4.9)	(13)%

Adjusted net income per share
diluted	$0.29	$0.33	$(0.04)	(13)%	$0.83	$0.96	$(0.13)	(13)%

Weighted average common shares outstanding
diluted	40.5	40.5			40.5	40.5

Ratio to net sales
Adjusted gross profit	31.4%	30.6%			31.3%	30.8%
Adjusted selling, general and administrative	22.8%	21.5%			22.7%	21.8%
Adjusted income before income taxes	7.1%	7.9%			7.1%	7.7%
Adjusted net income	4.7%	5.6%			4.7%	5.6%
Adjusted effective tax rate	33.2%	29.1%			34.3%	27.0%

Amounts and percentages may reflect rounding adjustments

*	Calculation not meaningful
(1)	Adjusted cost of goods sold excludes acquisition-related intangible amortization and acquisition-related cost of goods sold
(2)

Adjusted selling, general and administrative excludes acquisition-related intangible amortization, environmental remediation costs, gain on sale of investment, and acquisition-related transaction costs

(3)	Foreign currency (gains) losses, net are excluded from adjusted net income
(4)	Adjusted provision for income taxes excludes the income tax effect of pre-tax income adjustments and certain income tax items

Phibro Animal Health Corporation

Operating, Investing and Free Cash Flows

	Three Months			Nine Months
For the Periods Ended March 31	2023	2022	Change	2023	2022	Change

	(in millions)
EBITDA	$27.5	$38.2	$(10.7)	$68.9	$93.0	$(24.1)
Adjustments
Environmental remediation costs	0.3	—	0.3	6.9	—	6.9
Acquisition-related cost of goods sold	—	0.1	(0.1)	—	0.1	(0.1)
Acquisition-related transaction costs	—	0.3	(0.3)	—	0.3	(0.3)
Gain on sale of investment	—	—	—	—	(1.2)	1.2
Foreign currency (gains) losses, net	(0.4)	(10.6)	10.1	4.6	(12.6)	17.3
Interest paid, net	(3.7)	(2.7)	(0.9)	(10.3)	(8.2)	(2.1)
Income taxes paid	(6.8)	(7.4)	0.5	(16.2)	(13.4)	(2.7)
Changes in operating assets and liabilities and other items	(10.6)	(11.7)	1.2	(60.9)	(27.8)	(33.1)
Net cash (used) provided by operating activities	$6.3	$6.1	$0.1	$(6.9)	$30.1	$(37.0)

Short-term investments, net	$(30.0)	$10.0	$(40.0)	$(23.0)	$20.9	$(43.9)
Capital expenditures	(7.9)	(10.0)	2.1	(40.9)	(25.2)	(15.7)
Business acquisition	—	(10.8)	10.8	—	(10.8)	10.8
Sale of investment	—	—	—	—	1.4	(1.4)
Other investing, net	0.1	0.9	(0.7)	0.2	0.6	(0.5)
Net cash used by investing activities	$(37.8)	$(9.9)	$(27.8)	$(63.7)	$(13.0)	$(50.7)
Net cash flow before financing activities	$(31.5)	$(3.8)	$(27.7)	$(70.7)	$17.0	$(87.7)

Free cash flow:
Net cash (used) provided by operating activities	$6.3	$6.1	$0.1	$(6.9)	$30.1	$(37.0)
Capital expenditures	(7.9)	(10.0)	2.1	(40.9)	(25.2)	(15.7)
Building purchase	—	—	—	15.0	—	15.0
Free cash flow (adjusted)	$(1.6)	$(3.9)	$2.2	$(32.8)	$4.9	$(37.8)

Amounts and percentages may reflect rounding adjustments

About Phibro Animal Health Corporation

Phibro Animal Health Corporation is a leading global diversified animal health and mineral nutrition company. We strive to be a trusted partner with livestock producers, farmers, veterinarians and consumers who raise or care for farm and companion animals by providing solutions to help them maintain and enhance the health of their animals. For further information, please visit www.pahc.com.

Contacts

Phibro Animal Health Corporation

Damian Finio

Chief Financial Officer

+1-201-329-7300

Or

investor.relations@pahc.com